Exhibit 107

Calculation of Filing Fee Tables

REGISTRATION STATEMENT

ON

FORM S-1

(Form Type)

SPECIFICITY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	2,000,000	$0.90	(2)	$1,800 ,000	$147.60 per $1,000,000	$265.68

	Total Offering Amounts						$1,800,000		$265.68
	Total Fee Offsets								$0.00
	Net Fee Due								$265.68

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share, of Specificity, Inc. that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of high and low prices of common stock on OTCMarkets OTCQB from January 25, 2024, through January 31, 2024, inclusive ($0.90 per share). This calculation is in accordance with Rule 457(c) of the Securities Act.